UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

(512) 347-7300
(Registrant’s telephone number, including area code)

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Item 8.01 of this Current Report on Form 8-K is being filed for the purposes of providing a description of certain terms of the common stock, par value $0.001 per share (the “Common Stock”) of Victory Energy Corporation (the “Company”).

Item 1.01 Entry into a Material Definitive Agreement.

Aurora Energy Partners Credit Agreement

On February 20, 2014 (the “Effective Date”), Aurora Energy Partners (“Aurora”), a partnership of which the Company is the managing partner and owner of 50% of the outstanding partnership interests, entered into a Credit Agreement (the “Credit Agreement”) with Texas Capital Bank, National Association (the “Lender”), pursuant to which the Lender agreed to extend credit to Aurora in the form of one or more revolving credit loans (each such loan, a “Loan”) of up to an amount at any one time not to exceed the lesser of (i) $25,000,000 or (ii) the borrowing base in effect from time to time (the “Commitment”). On February 22, 2014, the Lender initially made a Loan of $868,000 to Aurora.

The initial borrowing base at the Effective Date is set at $1,450,000. The borrowing base is determined by the Lender, in its sole discretion, based on customary lending practices, review of the oil and gas properties included in the borrowing base, financial review of Aurora, the Company and Navitus Energy Group (“Navitus”) and such other factors as may be deemed relevant. The borrowing base is redetermined (i) on or about March 31 of each year based on the previous December 31 reserve report prepared by an independent reserve engineer, and (ii) on or about August 31 of each year based on the previous June 30 reserve report prepared by Aurora’s internal reserve engineers or an independent reserve engineer and certified by an officer of Aurora.

The Credit Agreement will mature on February 20, 2017. Amounts borrowed under the Credit Agreement will bear interest at rates equal to the lesser of (i) the maximum rate of interest which may be charged or received by the Lender in accordance with applicable Texas law and (ii) the interest rate per annum publicly announced from time to time by the Lender as the prime rate in effect at its principal office plus the applicable margin. The applicable margin is, (i) with respect to Loans, one percent (1.00%) per annum, (ii) with respect to letter of credit fees, two percent (2.00%) per annum and (iii) with respect to commitment fees, one-half of one percent (0.50%) per annum.

Loans made under the Credit Agreement are secured by (i) a first priority lien in the oil and gas properties of Aurora, the Company and Navitus, and (ii) a first priority security interest in substantially all of the assets of Aurora and its subsidiaries, if any, as well as in 100% of the partnership interests in Aurora held by the Company and Navitus. Loans made under the Credit Agreement to Aurora are fully guaranteed by the Company and Navitus.

The Credit Agreement contains customary operational and financial covenants, including a current ratio covenant of not less than 1.00 to 1.00, a consolidated EBITDAX to cash interest expense covenant of not less than 3.50 to 1.00 and a borrowing base covenant. Under the terms of the Credit Agreement, Aurora will generally be prohibited from distributing cash to its owners.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Contribution by Navitus

Navitus, the Company’s partner in Aurora, is raising $10 million from private investors in capital to be contributed in tranches to Aurora as additional acquisitions of oil and gas properties are made.  The contributions will be made pursuant to the terms of the Second Amended Aurora Partnership Agreement (the “Aurora Partnership Agreement”), which provides for additional funding to Aurora by Navitus of up to $15 million. Pursuant to the Aurora Partnership Agreement, Navitus will receive a 10% preferred distribution on each investment tranche for a period of five (5) years. Additionally, the Company will issue common stock warrants (the “Warrants”) to Navitus. The Warrants will be exercisable at a price equivalent to one hundred percent (100%) of the closing price of the Common Stock on the day the funds were initially advanced by Navitus.

The foregoing description of the Aurora Partnership Agreement is qualified in its entirety by reference to the Aurora Partnership Agreement and the Second Amendment to the Aurora Partnership Agreement, copies of which are attached hereto as Exhibits 10.2 and 10.3 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the Navitus contributions, the Company will, pursuant to the terms of the Aurora Partnership Agreement, issue the Warrants to Navitus in an amount equal to one Warrant for each dollar invested by Navitus.  The Warrants will be exercisable within a period of five (5) years of the date of issuance, at a price equivalent to one hundred percent (100%) of the closing price of the Common Stock on the day the funds were initially advanced.

The foregoing description of the Warrants is qualified in its entirety by reference to the Aurora Partnership Agreement and the Second Amendment to the Aurora Partnership Agreement, copies of which are attached hereto as Exhibits 10.2 and 10.3 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On February 25, 2014, the Company issued a press release announcing Aurora’s entry into the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

The following describes certain terms of the Common Stock, as set forth in the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Charter”), and the Company’s Bylaws (the “Bylaws”). The description that follows is qualified in its entirety by the full terms of the Common Stock set forth in the exhibits hereto, which are incorporated by reference into this Current Report on Form 8-K.

General

The Company has authorized under its Charter 50,000,000 shares of stock, consisting of 47,500,000 shares of Common Stock, and 2,500,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). As of February 24, 2014, there were approximately 27,563,619 shares of Common Stock outstanding, held by approximately 1,430 stockholders, and no shares of Preferred Stock outstanding.

Articles of Incorporation and Bylaws

Dividends

Holders of the Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors (the “Board”), out of legally available funds. The payment of dividends is at the discretion of the Board and depends upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the board of directors.

Voting Rights

Each holder of the Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

The Bylaws provide that the stockholders may, by amendment to the Bylaws, divide the Board into not more than four classes, as nearly equal in number as possible, whose terms of office will expire at different times. Neither the Bylaws nor the Charter require greater than a majority of the holders of Common Stock to approve of an amendment to the Bylaws, including for the purposes of classifying the Board.

Restrictions on Transfer

Neither the Charter nor the Bylaws contain restrictions on the transfer of the Common Stock.

 Rights and Preferences

Holders of the Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of the Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Anti-Takeover Provisions

As noted above, because the Company’s stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of the Company’s directors. The Charter and the Bylaws provide that only the Board, the president of the Company or holders of not less than 10% of the outstanding capital stock of the Company, may call a special meeting of the stockholders for any purpose, and as such, holders of at least 10% of the Common Stock may call a special meeting of the stockholders to vote on a change of Board membership.

The ability of stockholders holding at least 10% of the Common Stock to call a special meeting may make it easier for existing stockholders to replace the Board, or for another party to obtain control of us by replacing the Board.

The lack of cumulative voting, however, may make it more difficult for existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in the Company’s management. As noted above, these provisions are weakened by the ability of stockholders holding at least 10% of the Common Stock to call a special meeting, including for the purpose of voting on a change of Board membership.

Item 9.01 Financial Statements and Exhibits

3.1
Amended and Restated Articles of Incorporation of Victory Energy Corporation incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed with the SEC on January 17, 2012.

3.2	Bylaws of Victory Energy Corporation incorporated by reference to Exhibit 3.10 of the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2011.

10.1	Credit Agreement dated as of February 20, 2014 by and between Aurora Energy Partners and Texas Capital Bank, National Association

10.2
The Victory Energy Corporation/James Capital Energy, LLC, Joint Venture Partnership Agreement by and between Victory Energy Corporation, James Capital Energy, LLC and James Capital Consulting dated December 31, 2009 incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2011.

10.3
Second Amendment to The Victory Energy Corporation/James Capital Energy, LLC, Joint Venture Partnership Agreement dated effective as of October 1, 2011 incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the SEC on December 9, 2011.

99.1	Press Release dated February 25, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: February 25, 2014	By:	/s/ Kenneth Hill
Kenneth Hill Chief Executive Officer